EXHIBIT C
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the securities of Grupo Aeroportuario del Sureste, S.A.B. de C.V. is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: January 13, 2012	Grupo ADO, S.A. de C.V. /s/Ligia C. González Lozano Name: Ligia C. González Lozano Title: General Counsel
Date: January 13, 2012	Corporativo Galajafe, S.A. de C.V. /s/Luis Fernando Lozano Bonfil Name: Luis Fernando Lozano Bonfil Title: Director